Exhibit 99.1

CONTACTS:	Tony Rossi
Financial Relations Board
213-486-6545
trossi@frbir.com
MOBILITY ELECTRONICS REPORTS
THIRD QUARTER 2007 FINANCIAL RESULTS
SCOTTSDALE, Ariz., October 25, 2007 – Mobility Electronics, Inc. (Nasdaq: MOBE), a leading provider of innovative portable power and computing solutions, today reported financial results for the third quarter ended September 30, 2007. Total revenue was $19.0 million in the third quarter of 2007, compared with revenue of $24.2 million in the third quarter of 2006. Excluding revenues related to business lines divested during and subsequent to the end of the first quarter of 2007 (handheld and expansion/docking), total revenues were $17.1 million in the third quarter of 2007, compared to $19.4 million in the same quarter of the prior year. According to Generally Accepted Accounting Principles in the United States (U.S. GAAP), Mobility must consolidate the operating results of Mission Technology Group, the acquirer of the Company’s expansion/docking business, into its financial results until such time as the Company’s financial interest in the performance of Mission Technology Group no longer meets the criteria for consolidation.
Net loss was $760,000, or ($0.02) per diluted share, in the third quarter of 2007, compared with a net loss of $9.7 million, or ($0.31) per diluted share, in the same quarter of the prior year. Excluding non-cash compensation expense and the operating results of the divested businesses, net loss was $155,000, or ($0.00) per diluted share, in the third quarter of 2007. This compares to net income of $10,000, or $0.00 per diluted share, in the third quarter of 2006, which excludes the operating results of the divested businesses, non-cash compensation expense, and asset impairment charges. A detailed reconciliation of GAAP to non-GAAP financial results is provided in the financial tables at the end of this release.
Michael D. Heil, President and Chief Executive Officer of Mobility Electronics, commented, “We executed well during the third quarter and delivered on two key priorities: initiating the national roll-out of our low-power products at AT&T stores and reducing our cost structure. Sales of our low-power products continue to trend positively at our existing customers and we also recently added two new significant retail accounts in Carrefour, France’s largest retailer, and The Source by Circuit City, one of Canada’s largest electronics retailers. While initial shipments to the new accounts are relatively small, we expect that sales will steadily increase over time.”
Third Quarter Product Area Highlights
•	Unit sales of universal power products for high-power mobile electronic (ME) devices, such as portable computers, were approximately 254,000 units in the third quarter of 2007.

•	Unit sales of universal power adapters for low-power ME devices, such as mobile phones, PDAs, MP3 players and digital cameras, were approximately 796,000 units in the third quarter of 2007.

•	Revenue from the sale of power products for high-power ME devices was $10.7 million in
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Mobility Electronics, Inc.

the third quarter of 2007, compared with $14.3 million in the same period of the prior year. During the third quarter of 2007, Mobility received additional orders for its high-power products from Lenovo, although the relationship with this OEM continues to wind down.

•	Revenue from the sale of power products for low-power ME devices was $5.7 million in the third quarter of 2007, compared with $4.8 million in the same period of the prior year.

•	Revenue from the sale of all power products was $16.4 million in the third quarter of 2007, compared with $19.1 million in the same period of the prior year, due primarily to the loss of sales of high-power adapters to Dell.
Financial Highlights
Gross margin was 30.0% in the third quarter of 2007, compared to 28.6% in the third quarter of 2006. Excluding the operations of the divested businesses, gross margin was 28.0% in the third quarter of 2007, compared to 30.1% in the third quarter of 2006. The decline in gross margin is primarily attributable to increased pricing pressure in the Company’s private label channel for high-power products.
Total operating expenses in the third quarter of 2007 were $6.8 million, compared with $8.9 million in the third quarter of 2006. Excluding non-cash equity compensation expense and the operations of the divested businesses, operating expenses were $5.3 million in the third quarter of 2007, or 31.2% of revenue (excluding revenue from divested businesses), compared to $6.2 million in the third quarter of 2006, or 31.7% of revenue (excluding revenue from divested businesses). Total operating expenses in the third quarter of 2007 also included $393,000 in severance charges related to a workforce reduction.
Excluding assets of the divested businesses, the Company’s balance sheet remained strong with $21.9 million in cash, cash equivalents, and short- and long-term investments at September 30, 2007. The Company continued to have no long-term debt and had a current ratio of 3.2 at September 30, 2007.
Outlook
The Company has elected not to provide U.S. GAAP-based financial guidance for the fourth quarter of 2007 because Mission Technology Group does not prepare financial forecasts. However, Mission Technology Group’s revenue and operating results for the fourth quarter of 2007 are not expected to be more or less significant to the Company’s consolidated financial results than they were for the third quarter of 2007.
On a non-GAAP basis, which excludes revenue from divested businesses, the Company believes that revenue will range from $16.0 million to $17.0 million in the fourth quarter of 2007. The Company also believes that fully diluted loss per share, excluding the operating results of divested businesses and non-cash equity compensation, will range from ($0.01) to ($0.02). This reflects an expected increase in legal expense during the fourth quarter related to ongoing intellectual property litigation. Fully diluted loss per share for the fourth quarter of 2007, including non-cash equity compensation but excluding financial results from divested businesses, is expected to range from ($0.03) to ($0.04).
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Mobility Electronics, Inc.

Commenting on Mobility’s outlook, Mr. Heil said, “We anticipate that continued growth in our low-power sales will help offset the loss of OEM customers for our high-power products. As we fully implement our training and merchandising programs at our new low-power accounts, we believe we will see steady increases in sell-through. Building positive sales data at these new customers will also help us to develop relationships with other accounts in the wireless carrier and retail channels. Given the streamlined cost structure now in place, we believe we can achieve profitability with modest sales growth above current levels.”
Non-GAAP Financial Measures
Although the Company consolidates the operating results of Mission Technology Group, the acquirer of its docking/expansion business, for accounting purposes under U.S. GAAP, the Company believes that the discussion of operating results excluding the handheld and expansion/docking lines of business, non-cash equity compensation and asset impairment expense allows management and investors to evaluate and compare the Company’s operating performance on a more meaningful and consistent manner. In addition, management uses these measures internally for evaluation of the performance of the business, including the allocation of resources. These non-GAAP financial measures should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP.
About Mobility Electronics, Inc.
Mobility Electronics, Inc., based in Scottsdale, Arizona, is a developer of universal power adapters for portable computers and mobile electronic devices (e.g., mobile phones, PDAs, digital cameras, etc.) and creator of the patented iGo® intelligent tip technology. Mobility Electronics’ iGo brand offers a full line of AC, DC and combination AC/DC power adapters for portable computers and low-power mobile electronic devices. All of these adapters leverage the Company’s iGo intelligent tip technology, which enables one power adapter to power/charge hundreds of brands and thousands of models of mobile electronic devices through the use of interchangeable tips.
The Company also offers other accessories for the mobile electronic device market, such as foldable keyboards.
Mobility Electronics’ products are available at www.iGo.com as well as through leading resellers, retailers and OEM partners. For additional information call 480-596-0061, or visit www.mobilityelectronics.com.
Mobility Electronics and iGo are registered trademarks of Mobility Electronics, Inc. All other trademarks or registered trademarks are the property of their respective owners.
This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. The words “believe,” “expect,” “anticipate,” “should,” and other similar statements of expectations identify forward-looking statements. Forward-looking statements in this press release include expectations regarding the Company’s financial performance in the fourth quarter of 2007; the expectation that Mission Technology Group’s revenue and operating results for the fourth quarter of 2007 will not be more or less significant to the Company’s consolidated financial results than they were for the third quarter of 2007; the expectation that the full implementation of the Company’s training and merchandising programs will result in a steady increase in sales of low-power products at
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Mobility Electronics, Inc.

new accounts; the expectation that sales will steadily increase over time at new accounts such as Carrefour and The Source by Circuit City; the belief that the Company’s revenue from Lenovo will decline in the future; the belief that building positive sales data at existing customers will help the Company develop relationships with new customers in the wireless carrier and retail channels; the belief that higher sales of low-power products will help to offset a decline in OEM revenues for high-power products; and the belief that the Company can achieve profitability with modest sales growth above current levels. These forward-looking statements are based largely on management’s expectations and involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Risks that could cause results to differ materially from those expressed in these forward-looking statements include, among others, the loss of, and failure to replace, any significant customers; the inability of the Company’s new sales and marketing strategy to generate broader consumer awareness, increased adoption rates, or impact sell-through rates at the retail and wireless carrier level; the timing and success of product development efforts and new product introductions, including internal development projects as well as those being pursued with strategic partners; the timing and success of product developments, introductions and pricing of competitors; the timing of substantial customer orders; the availability of qualified personnel; the availability and performance of suppliers and subcontractors; the ability to expand and protect the Company’s proprietary rights and intellectual property; the successful resolution of unanticipated and pending litigation matters; market demand and industry and general economic or business conditions; and other factors to which this press release refers. Additionally, other factors that could cause actual results to differ materially from those set forth in, contemplated by, or underlying these forward-looking statements are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 under the heading “Risk Factors.” In light of these risks and uncertainties, the forward-looking statements contained in this press release may not prove to be accurate. The Company undertakes no obligation to publicly update or revise any forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements. Additionally, the Company does not undertake any responsibility to update you on the occurrence of unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.
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Mobility Electronics, Inc.

Mobility Electronics, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(000’s except per share data)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
Net revenue	$19,039	$24,170	$57,410	$73,155

Gross profit	5,705	6,924	13,231	21,447

Selling, engineering and administrative expenses	6,791	8,908	23,697	23,778
Asset impairment	—	8,073	—	8,073

loss from operations	(1,086)	(10,057)	(10,466)	(10,404)
Interest income (expense), net	291	313	847	930
Other income (expense), net	95	1	2,235	22
Litigation settlement expense	—	—	—	(250)

Loss before minority interest	(700)	(9,743)	(7,384)	(9,702)
Minority interest	(60)	—	(187)	—

Net loss	$(760)	$(9,743)	$(7,571)	$(9,702)

Net loss per share — basic and diluted	$(0.02)	$(0.31)	$(0.24)	$(0.31)

Weighted avg common shares outstanding — basic and diluted	31,391	31,651	31,568	31,290
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Mobility Electronics, Inc.

Mobility Electronics, Inc. and Subsidiaries
Selected Other Data
(unaudited)
Reconciliation of non-GAAP Financial Measure — Operating results by product line to net income (loss) before non-cash equity compensation and asset impairment by product line:

	Three months ended			Three months ended
	September 30, 2007			September 30, 2006
	Power,			Power,
	Keyboards	Expansion &		Keyboards	Expansion &
	& Corporate	Handheld	Total	& Corporate	Handheld	Total
Net revenue	$17,128	$1,911	$19,039	$19,433	$4,737	$24,170

Gross profit	4,799	906	5,705	5,849	1,075	6,924

Selling, engineering and administrative expenses	6,031	760	6,791	6,600	2,308	8,908
Asset impairment	—	—	—	—	8,073	8,073

Income (loss) from operations	(1,232)	146	(1,086)	(751)	(9,306)	(10,057)
Interest income (expense), net	281	10	291	313	—	313
Other income (expense), net	106	(11)	95	1	—	1
Litigation settlement expense	—	—	—	—	—	—

Income (loss) before minority interest	(845)	145	(700)	(437)	(9,306)	(9,743)
Minority interest	—	(60)	(60)	—	—	—

Net income (loss)	(845)	85	(760)	(437)	(9,306)	(9,743)
Non-cash equity compensation	690	—	690	447	—	447
Asset impairment	—	—	—	—	8,073	8,073

Net income (loss) as adjusted	$(155)	$85	$(70)	$10	$(1,233)	$(1,223)

Net income (loss) per share as adjusted	$(0.00)	$0.00	$(0.00)	$0.00	$(0.04)	$(0.04)

Weighted avg common shares outstanding — basic:	31,391	31,391	31,391	31,651	31,651	31,651

Mobility Electronics, Inc.

Mobility Electronics, Inc. and Subsidiaries
Selected Other Data Continued
(unaudited)
Reconciliation of non-GAAP Financial Measure — Selling, engineering and administrative expenses by product line to selling, engineering and administrative expenses before non-cash equity compensation by product line:

	Three months ended			Three months ended
	September 30, 2007			September 30, 2006
	Power,			Power,
	Keyboards	Expansion &		Keyboards	Expansion &
	& Corporate	Handheld	Total	& Corporate	Handheld	Total
Selling, engineering and administrative expenses	$6,031	$760	$6,791	$6,600	$2,308	$8,908
Non-cash equity compensation	(690)	—	(690)	(447)	—	(447)

Selling, engineering and administrative expenses as adjusted	$5,341	$760	$6,101	$6,153	$2,308	$8,461

This information is being provided because management believes these are key metrics to the investment community and assist in the understanding and analysis of operating performance. Operating results by product line and corresponding net income (loss) before non-cash equity compensation and asset impairment; and selling, engineering and administrative expenses before non-cash equity compensation by product line should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP.

Mobility Electronics, Inc.

Mobility Electronics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(000’s)

	September 30,	December 31,
	2007	2006
	(unaudited)
ASSETS

Cash and cash equivalents	$17,893	$9,201
Short-term investments	4,092	8,143
Accounts receivable, net	16,856	20,855
Inventories	5,386	12,350
Prepaid expenses and other current assets	528	405

Total current assets	44,755	50,954
Long-term investments	558	4,636
Other assets, net	10,791	10,274

Total assets	$56,104	$65,864

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$13,929	$16,459
Minority interest	187	—

Total liabilities	14,116	16,459

Total stockholders’ equity	41,988	49,405

Total liabilities and stockholders’ equity	$56,104	$65,864

Mobility Electronics, Inc.

Mobility Electronics, Inc. and Subsidiaries
Selected Other Data
(unaudited)
Reconciliation of non-GAAP Financial Measure — Balance sheet excluding accounts of Mission Technology Group.

	September 30, 2007
	Mobility	Mission Tech	Eliminations	Consolidated
ASSETS

Cash and cash equivalents	$17,269	$624	$—	$17,893
Short-term investments	4,092	—	—	4,092
Accounts receivable, net	16,472	458	(74)	16,856
Inventories	4,439	1,367	(420)	5,386
Prepaid expenses and other current assets	454	74	—	528

Total current assets	42,726	2,523	(494)	44,755
Long-term investments	558	—	—	558
Other assets, net	12,126	1,664	(2,999)	10,791

Total assets	$55,410	$4,187	$(3,493)	$56,104

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$13,456	$547	$(74)	$13,929
Minority interest	—	3,649	(3,462)	187

Total liabilities	13,456	4,196	(3,536)	14,116

Total stockholders’ equity	41,954	(9)	43	41,988

Total liabilities and stockholders’ equity	$55,410	$4,187	$(3,493)	$56,104

Reconciliation of non-GAAP Financial Measure — Cash, cash equivalents, short-term investments and long-term investments excluding accounts of Mission Technology Group.

Cash and cash equivalents	$17,269	$624	$—	$17,893
Short-term investments	4,092	—	—	4,092
Long-term investments	558	—	—	558

Total cash, cash equivalents, short-term investments, and long-term investments	$21,919	$624	$—	$22,543

This information is being provided because management believes these are key metrics to the investment community and assist in the understanding and analysis of financial position. Balance sheet excluding the accounts of Mission Technology Group and related eliminations and cash, cash equivalents, short-term investment, and long-term investments excluding the accounts of Mission Technology Group should be considered in addition to, not as a substitute for, or superior to, measures of financial position in accordance with GAAP.
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